Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of May 28, 2024, by and among the Persons listed on Schedule A (each a “Stockholder” and collectively, the “Stockholders”) in each such person’s capacity as a stockholder of Atrion Corporation, a Delaware corporation (the “Company”), and Nordson Corporation, an Ohio corporation (“Parent”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, in order to induce Parent and Alpha Medical Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to the number of shares of common stock, par value $0.10 per share, of the Company (the “Shares”) that such Stockholder beneficially owns and are set forth next to such Stockholder’s name on Schedule A (together with such additional Shares or voting securities of which such Stockholder acquires record or beneficial ownership after the date hereof, such Stockholder’s “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1
Grant of Proxy; Voting Agreement

Section 1.01.         Voting Agreement. Beginning on the date hereof until the Expiration Date, each Stockholder hereby irrevocably and unconditionally agrees that at any meeting of the stockholders of the Company, however called, and at any adjournment thereof, at which the Merger Agreement (or any amended version thereof) or the Transactions, are submitted for the consideration and vote of the stockholders of the Company, or in any other circumstance in which the vote or other approval of the stockholders of the Company is sought, each Stockholder shall, in each case to the fullest extent that its Subject Shares are entitled to vote thereon, (a) appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum, (b) vote (or cause to be voted), in person or by proxy, all Subject Shares that such Stockholder is entitled to vote at the time of any vote (i) in favor of the approval and adoption (as applicable) of the Merger Agreement and any actions related thereto, (ii) in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the approval and adoption (as applicable) of the Merger Agreement and any actions related thereto, and (iii) against any (1) Acquisition Proposal, (2) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (3) action or agreement the consummation of which would reasonably be expected to prevent or delay the consummation of the Transactions, (4) any action or agreement that would reasonably be expected to result in a material breach or violation of any covenant, representation or warranty or any other obligation of such Stockholder contained in this Agreement, or (5) any change in the membership of the Company Board, unless approved by Parent.

Section 1.02.         Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Subject Shares (and such Stockholder hereby represents that any such prior proxy is revocable). By entering into this Agreement, such Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Subject Shares; provided that (a) Parent shall not exercise the proxy granted by such Stockholder under this Section 1.02 more than ten (10) Business Days prior to the Company Stockholders’ Meeting unless such Stockholder fails to comply with his obligation under this Agreement or attempts or purports to vote the Subject Shares in a manner inconsistent with Section 1.01 and (b) if Parent intends to exercise the proxy granted by such Stockholder under this Section 1.02 between the tenth (10th) Business Day and the second (2nd) Business Day prior to the Company Stockholders’ Meeting, Parent shall provide the applicable Stockholder with written notice at least twenty-four (24) hours prior to exercising such proxy. The proxy granted by such Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into the Merger Agreement and incurring certain related fees and expenses. The proxy granted by such Stockholder shall automatically be revoked upon the Expiration Date. Each Stockholder hereby ratifies and confirms all actions that the proxy appointed hereunder may lawfully do or cause to be done in accordance with this Section 1.02. Each Stockholder intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy. Each Stockholder hereby agrees not to grant any proxy during the term of this Agreement with respect to any Subject Shares that is inconsistent with the proxy granted pursuant to this Section 1.02. Any attempt by such Stockholder to grant a proxy, vote or express dissent with respect to (or otherwise to utilize the voting power of) its Subject Shares in a manner inconsistent with the proxy granted pursuant to this Section 1.02 shall be null and void ab initio.

Article 2
Representations and Warranties of Stockholders

Each Stockholder on its own behalf represents and warrants to Parent, severally and not jointly, as of the date hereof with respect to such Stockholder, that:

Section 2.01.         Authorization; Binding Agreement. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the organizational or individual powers of such Stockholder and have been duly authorized by all necessary action on the part of such Stockholder. This Agreement constitutes a legal, valid and binding Agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject, in the case of enforceability, to the Enforceability Exceptions. If such Stockholder is married and the Subject Shares set forth on Schedule A hereto opposite such Stockholder’s name constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. Other than as provided in the Merger Agreement and except for any filings by such Stockholder with the SEC, the execution, delivery and performance by such Stockholder of this Agreement do not require any action by or in respect of, or any notice, report or other filing by such Stockholder with or to, or any consent, registration, approval, permit or authorization from, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent, delay or impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.02.         Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the performance of its obligations hereunder do not and will not (i) if such Stockholder is an entity, violate the certificate of incorporation or bylaws (or other comparable organizational documents) of such Stockholder, (ii) violate any Law applicable to such Stockholder, or (iii) require any consent, payment, notice to, or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any Contract to which such Stockholder is a party, in each case of this clause (iii), other than such consents, payments, notices to, or other actions that (A) have been duly obtained prior to the execution and delivery of this Agreement or (B) would not reasonably be expected to, individually or in the aggregate, prevent, delay or impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.03.         Ownership of Shares. Such Stockholder is the sole record and beneficial owner of the Subject Shares, free and clear of any Liens (other than Permitted Liens and any Liens created by this Agreement). Except for this Agreement, none of the Subject Shares is subject to any voting trust or other Contract with respect to the voting of such Subject Shares. Except as otherwise provided in Article 1 of this Agreement, such Stockholder has, and will have at all times during the term of this Agreement, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Stockholder’s Subject Shares, and there are no Contracts of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of its Subject Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares. Except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney. For purposes of this Agreement, “beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the U.S. Securities Exchange Act of 1934.

Section 2.04.         Total Shares. Except for its Subject Shares set forth on Schedule A hereto, such Stockholder does not beneficially own any other Equity Interests of the Company.

Section 2.05.         Reliance. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of Stockholder contained herein. Such Stockholder acknowledges that it has had the opportunity to seek independent legal advice from legal counsel of such Stockholder’s own choosing prior to executing this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the Transactions.

Section 2.06.         Absence of Litigation. Such Stockholder represents that there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting (i) such Stockholder or any of its properties or assets (including such Stockholder’s Subject Shares) or (ii) any of its controlled Affiliates or any of their respective properties or assets, in each case before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to, individually or in the aggregate, prevent or delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder on a timely basis.

Section 2.07.         Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from any member of the Company Group in respect of this Agreement or the Transactions based upon any arrangement or agreement made by or on behalf of such Stockholder in such Stockholder’s capacity as such.

Section 2.08.         No Other Representations. Such Stockholder acknowledges and agrees that other than the representations expressly set forth in this Agreement, Parent has not made, and is not making, any representations or warranties to such Stockholder with respect to Parent, the Merger Agreement or any other matter. Such Stockholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article 3
Representations and Warranties of Parent

Parent represents and warrants to each Stockholder, as of the date hereof, as follows:

Section 3.01.         Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject, in the case of enforceability, to the Enforceability Exceptions.

Section 3.02.         Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the performance of its obligations hereunder do not and will not (i) violate the certificate of incorporation or bylaws (or other comparable organizational documents) of Parent, (ii) violate any Law applicable to Parent, (iii) other than the filing of a Schedule 13D with the SEC, require any consent, payment, notice to, or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any Contract to which Parent is a party, in each case, other than such consents, payments, notices to, or other actions that (A) have been duly obtained prior to the execution and delivery of this Agreement or (B) would not reasonably be expected to, individually or in the aggregate, prevent, delay or impair Parent ability to perform its obligations hereunder.

Section 3.03.         No Other Representations. Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, each Stockholder has not made, and is not making, any representations or warranties to Parent with respect to such Stockholder, the Merger Agreement or any other matter. Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).

Article 4
Covenants of Stockholders

Each Stockholder hereby covenants and agrees that:

Section 4.01.         No Proxies for or Encumbrances on Subject Shares.

(a)       Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies, powers of attorney, or any other authorizations or consents, or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of (including by gift, and whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to any derivative transaction), any Subject Shares (or any beneficial ownership therein or portion thereof) during the term of this Agreement or consent to any of the foregoing (each, a “Transfer” (which defined term includes derivations of such defined term)), (iii) otherwise permit any Liens to be created on any of such Stockholder’s Subject Shares, or (iv) enter into any Contract with respect to the direct or indirect Transfer of any of such Stockholder’s Subject Shares; provided that nothing herein shall prohibit a Stockholder from the following: (A) if such Stockholder is an individual, make Transfers of the Subject Shares (w) to any trust for the direct benefit of such Stockholder or the immediate family of such Stockholder, (x) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such Stockholder, (y) by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, or (z) to the Company to cover tax withholding obligations of such Stockholder in connection with the vesting of any Company RSU award, provided that the underlying Subject Shares held by such Stockholder shall continue to be subject to the restrictions and obligations set forth in this Agreement, or (B) Transfer Subject Shares to an Affiliate of such Stockholder (any such Transfer, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by each of the terms of, and to assume all of the obligations of such Stockholder under, this Agreement with respect to the Subject Shares so Transferred by executing and delivering a joinder agreement, in form and substance reasonably acceptable to Parent.

(b)       Such Stockholder hereby agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any Person to which legal or beneficial ownership shall pass, whether by operation of law or otherwise including its successors or permitted assigns and if any involuntary Transfer of any of such Stockholder’s Subject Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder’s Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement as such Stockholder for all purposes hereunder.

(c)       Except as otherwise expressly permitted by this Section 4.01, each Stockholder hereby agrees not to request that the Company register the Transfer of any certificate or uncertificated interest representing any or all of the Subject Shares and each Stockholder authorizes the Company to impose stop orders to prevent the Transfer of any of such Stockholder’s Subject Shares in violation of this Agreement.

Section 4.02.         No Solicitation. No Stockholder shall take any action that the Company would then be prohibited from taking under Section 6.03 of the Merger Agreement.

Section 4.03.         Appraisal Rights. Each Stockholder hereby irrevocable waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) it may have to demand appraisal, dissent or any similar or related matter with respect to any Subject Shares that may arise with respect to the Merger.

Section 4.04.         Notice of Certain Events. Each Stockholder shall promptly notify Parent of any fact, change or development occurring or arising after the date hereof that causes, or would reasonably be expected to cause, any breach of any representation, warranty, covenant or agreement of such Stockholder hereunder.

Section 4.05.         Adjustments. In the event of any stock split, stock dividend or distribution, reorganization, recapitalization, readjustment, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares, then the terms of this Agreement shall apply to the Company Securities received in respect of the Subject Shares by such Stockholder immediately following the effectiveness of the events described in this Section 4.05, as though they were Subject Shares hereunder.

Section 4.06.         Directors and Officers. Nothing in this Agreement shall limit or restrict any Stockholder who serves as a director or officer of the Company or any of its Subsidiaries in acting in his or her capacity as a director or as an officer, as applicable, of the Company or such Subsidiary, as applicable. Each Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and nothing herein shall not limit or affect in any manner, any such Stockholder’s actions, omissions, judgments or decisions as a director or officer, as applicable, of the Company or any of its Subsidiaries, including, taking any action permitted by Section 6.03 of the Merger Agreement, and no such action, omission, judgment or decision, in such Stockholder, affiliate or designee’s capacity as member of the director or officer of the Company or any of its Subsidiaries shall violate any of such Stockholder’s agreements or obligations under this Agreement. Parent shall not assert any claim that any action taken by such Stockholder in his capacity as a director or officer of the Company or any of its Subsidiaries violates any provision of this Agreement.

Section 4.07.         Disclosure. Each Stockholder shall permit Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document Parent or the Company determines to be necessary in connection with the Merger and the Transactions, such Stockholder’s identity and ownership of Subject Shares and the nature of such Stockholder’s commitments under this Agreement.

Section 4.08.         Additional Shares. In the event that any Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Subject Shares and subject to the provisions of this Agreement, the number of Shares held by such Stockholders shall be deemed amended accordingly, and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Parent of any such event.

Section 4.09.         Actions. Each Stockholder hereby agrees not to commence or participate in any Action or claim, whether derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates, or their respective boards of directors or members thereof or officers, relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, or the consummation of the Transactions, including any such claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (ii) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the Transactions, and such Stockholder hereby agrees to take all actions necessary to opt out of any class in any class action relating to the foregoing; provided that the foregoing shall not limit a Stockholder from (A) participating as a defendant or asserting counterclaims in response to any claims commenced against such Stockholder relating to this Agreement, the Merger Agreement or the Transactions or (B) asserting a claim against Parent or Merger Sub for breach of this Agreement or, to the extent permitted by the Merger Agreement and applicable Law, the Merger Agreement.

Section 4.10.         Adverse Actions. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Expiration Date, take any action that would prevent, delay, or would reasonably be expected to delay in any material respect the Transactions.

Article 5
Miscellaneous

Section 5.01.         Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to a Schedule, an Article or a Section, such reference shall be to a Schedule, an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty.

Section 5.02.         Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the relevant Stockholder, and Parent shall have no authority to exercise any power or authority to direct any Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 5.04.         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by email transmission (upon confirmation of receipt and provided that if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 5.04):

if to Parent, to:

Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145

Attention: Jennifer L. McDonough

Email:

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: James P. Dougherty

                     Shanu Bajaj

Email:

if to any Stockholder, to the address set forth on Schedule A opposite the name(s) of such Stockholder(s), with a copy to (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, NY 10022

Attention: Clare O’Brien

                     Derrick Lott

Email:

Section 5.05.         Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate without further action of any party hereto upon the earlier of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) as to any Stockholder, any amendment to the Merger Agreement that reduces the amount of or changes the form of, or imposes any material restrictions or conditions on the payment of, the Merger Consideration or extends the Outside Date, in each case, unless such amendment has been consented to by such Stockholder, or (iv) the mutual written agreement of each party to this Agreement (any such date under clauses (i) through (iv) being referred to herein as the “Expiration Date”). Notwithstanding the foregoing, (i) the provisions set forth in this Article 5 shall survive the termination of this Agreement and (ii) no termination of this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any Willful Breach of this Agreement that occurred prior to the Expiration Date.

Section 5.06.         Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07.         Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.08.         Governing Law. This Agreement and all Actions arising under this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the applicable Laws of another jurisdiction other than the State of Delaware to otherwise govern this Agreement.

Section 5.09.         Jurisdiction. The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 5.04; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.04 shall be deemed effective service of process on such party.

Section 5.10.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

Section 5.11.         Counterparts. This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 5.12.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13.         Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party hereto hereby waives and agrees not to assert any objections to any remedy referred to in this Section 5.13 (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Nordson Corporation

By:	/s/ Stephen Lovass
	Name:	Stephen Lovass
	Title:	Executive Vice President

[Voting and Support Agreement Signature Page]

Stockholders

Montclair Harbour LLC

By:	/s/ David A. Battat
	Name:	David A. Battat
	Title:	Manager

By:	/s/ Lisa Battat, M.D.
	Name:	Lisa Battat, M.D.
	Title:	Manager

David A. Battat

/s/ David A. Battat

Emile A. Battat

/s/ Emile A. Battat

[Voting and Support Agreement Signature Page]

Schedule A

Name of Stockholder	Subject Shares	Address for Notices (including email)
Montclair Harbour LLC	55,500	David A. Battat One Allentown Parkway Allen, Texas 75002 Email:
David A. Battat	39,400	David A. Battat One Allentown Parkway Allen, Texas 75002 Email:
Emile A. Battat	150,616	Emile A. Battat 2700 Halkey-Roberts Place North Saint Petersburg, Florida 33716 Email: